Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2013, except for the effects of the measurement period adjustment discussed in Note 2, as to which the date is November 8, 2013 relating to the consolidated financial statements, which appears in Capital Bank Financial Corp.’s Current Report on Form 8-K dated November 8, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, FL

November 8, 2013